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                                                                    EXHIBIT 99.2

QUANTUM CORPORATION TO ACQUIRE ATL PRODUCTS, INC.

WORLDWIDE TAPE-DRIVE LEADER EXPANDS STORAGE SYSTEMS BUSINESS THROUGH PROPOSED ACQUISITION OF LEADING TAPE-LIBRARY PROVIDER



           MILPITAS, Calif. -- (BUSINESS WIRE) -- May 19, 1998 -- Quantum Corporation (NASDAQ/NMS:QNTM - news), the worldwide revenue leader in tape drives and ATL Products, Inc. (NASDAQ/NMS:ATLPA - news), a leader in tape-library systems, today announced that Quantum will make an offer to acquire ATL in an all-stock transaction valued at approximately $300 million.

           In the proposed transaction, all of the outstanding stock of ATL would be converted into common stock of Quantum and all ATL stock options would be assumed by Quantum.

           ATL, which offers high-end and mid-range tape-automation libraries, would become a wholly owned subsidiary of Quantum. Quantum's existing tape-automation business, which offers entry-level tape automation libraries and tape autoloaders, would be integrated into the ATL subsidiary.

           ATL has previously announced that it will market specific Quantum automation products as part of an existing OEM relationship. ATL would operate at arm's length from Quantum's other existing businesses, and report to Peter van Cuylenburg, president of Quantum's Specialty Storage Products Group.

           "Quantum is already the market leader across a broad range of storage: desktop hard disks, solid state disks and tape drives," said Michael Brown, Quantum's CEO.

           "Four years ago we started to grow our tape drive business from $150 million to over $1 billion in revenues as DLTtape(TM) became the industry de facto standard for mid-range backup and archival solutions. Moving forward, the amount of digital content being managed by IS organizations is growing rapidly, making the role of storage even more critical. Quantum's focus will include expanding our capabilities to help customers manage this content through tape-automation solutions, increasing the scope of our existing $90 million storage systems business. The acquisition of ATL, a leading tape-automation systems provider, would allow Quantum to accelerate these plans."

           "The combination of the Quantum and ATL tape-automation systems businesses would offer our customers the most comprehensive product line in the industry," said Kevin Daly, chairman, president and CEO of ATL.

           "Quantum and ATL have enjoyed a strong strategic relationship since the early days of DLTtape. This integration of our highly complementary skills and products would enable us to better serve our customers, with the two companies able to leverage marketing, product development, distribution and support efforts."

           Subject to the approval of ATL's shareholders as well as clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions, the transaction is expected to be completed by September, 1998.


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COMPANY BACKGROUNDS

           Founded in 1980, Quantum Corp. (www.quantum.com) is a diversified mass storage company with leadership positions in both fixed and removable storage markets. In calendar 1997, Quantum was the highest volume global supplier of hard disk drives for personal computers and the worldwide revenue leader for all classes of tape drives.

           The company sells a broad range of storage products to OEM and distribution customers worldwide. Quantum's sales for the fiscal year ending March 1998 were $5.8 billion.

           ATL is recognized worldwide as a market innovator in the design, manufacturing and service of automated DLTtape library systems having earned a reputation for superb quality and reliability. Delivering library systems through OEMs and a worldwide network of authorized resellers, ATL has approximately 5,000 library systems currently installed worldwide -- including almost half of the Fortune 100 companies.

           Serving the world market for storage automation, corporate headquarters for ATL are in Irvine, Calif. Sales and service are provided throughout major cities in North America, Europe and Asia. For additional information, call ATL at 714/774-6900, or browse the company website at www.atlp.com.

           Except for historical information, the matters discussed in this news release that may be considered forward-looking statements are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including uncertainties in the market, the timely development and acceptance of new products, the ability to successfully integrate and expand ATL's operations, and other risks detailed from time to time in the companies' SEC reports. Quantum and ATL assume no obligations to update the information in this release.

           Note to Editors: Quantum, the Quantum logo, DLT and DLTtape are trademarks of Quantum Corporation.

           Members of the media, suppliers, customers and channel partners should continue to work directly with ATL.

-------------------------------------
Contact:

Quantum Corporation

Holly Campbell, 408/894-5058 (Press Contact)
           holly.campbell@qntm.com

Nancy Morrison, 408/232-6550 (Press Contact)
           nancy.morrison@qntm.com

Renee Budig, 408/894-5563 (Investor Relations Contact)
           renee.budig@quantum.com
                     or

ATL Products, Inc.
Scott Harlin, 714/477-7935
           sharlin@atlp.com

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